Filed with respect to
Registration Statement No. 33-58032
pursuant to Rule 424 (b) and (c)
under the Securities Act of 1933

AMERICAN TAX CREDIT TRUST,

A Delaware statutory business trust

SERIES I

SUPPLEMENT NO. 4 DATED DECEMBER 28, 1994 TO PROSPECTUS DATED SEPTEMBER 7, 1993

This Supplement is being furnished with respect to Series I ("ATCT Series I") of American Tax Credit Trust (the "Trust"), a Delaware statutory business trust. This Supplement forms a part of, and should be read in conjunction with, the Prospectus of the Trust dated September 7, 1993 (the "Prospectus"), as supplemented by Supplement No. 1 thereto dated September 7, 1993, Supplement No. 2 thereto dated November 16, 1993 and Supplement No. 3 thereto dated November 23, 1994. Capitalized terms used in this Supplement and not defined herein have the meanings assigned to them in the Prospectus.

Investors should be aware that an investment in the Trust entails significant risks. See "Risk Factors," "Individual Investment Considerations" and "Conflicts of Interest" in the Prospectus. Among others, these risks include:

Real Estate and Other Investment Risks—

- Properties may not perform as anticipated and may be lost through foreclosure.
- If investors receive no cash return, tax credits will represent the only return of their capital and the only return on their investment.
- The investment is long-term and illiquid, and no public market exists or is expected to exist for the Units.
- Certain predominantly market rate properties owned by affiliates of the Manager have experienced financial difficulties (see "Prior Performance Summary—Prior Performance of Certain Properties" in the Prospectus); there is no assurance that Low Income Housing Properties will not be similarly affected in the future.
- To the extent that only a small number of Units are sold in any Series, risks will increase due to lack of diversification.

Tax Risks—

- Tax credit rules limit the use of credits, and credits may not be usable by all taxpayers.
- Tax credits are subject to partial recapture in certain cases for a period of up to 15 years, and future credits may be lost through premature disposition of properties (including foreclosure).

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Merrill Lynch & Co. **PaineWebber Incorporated**

IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF A UNIT OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER'S RULES. ANY SALE OR TRANSFER OF UNITS OUTSIDE CALIFORNIA AND NOT INVOLVING CALIFORNIA RESIDENTS DOES NOT REQUIRE THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA.

AMERICAN TAX CREDIT TRUST SERIES I IS NOT A MUTUAL FUND OR ANY OTHER TYPE OF INVESTMENT COMPANY WITHIN THE MEANING OF THE INVESTMENT COMPANY ACT OF 1940 AND IS NOT SUBJECT TO REGULATION THEREUNDER.

AMERICAN TAX CREDIT TRUST SERIES I IS NOT A REAL ESTATE INVESTMENT TRUST.

THE TRUSTEE FOR THE TRUST WILL NOT PARTICIPATE IN THE MANAGEMENT OF THE BUSINESS OF THE TRUST. INVESTORS SHOULD NOT RELY ON THE TRUSTEE FOR PROTECTION OF THEIR INTERESTS.

SPECIFIED INVESTMENTS

Previously Identified Investments

ATCT Series I has acquired limited partnership interests in the following Local Partnerships on substantially the same terms as described in Supplement No. 1 and Supplement No. 3 to the Prospectus: the Penn Apartments Local Partnership, the St. Christopher's Local Partnership, the St. John Local Partnership, the Edgewood Local Partnership, the Shaker Local Partnership and the Coral Gardens Local Partnership. ATCT Series I will not acquire the limited partnership interest in the Fairfield Arms Local Partnership, as described in Supplement No. 1 to the Prospectus, because the Local General Partner has determined that rehabilitation of the Fairfield Arms Complex is not feasible at this time, or in the City Housing Associates Local Partnership or the Glenville Local Partnerhip, as described in Supplement No. 3 to the Prospectus, because it has been determined that these Local Partnerships are not suitable for investment by the Trust.

The Elmwood Local Partnership was identified for investment by ATCT Series I in Supplement No. 3 to the Prospectus. The second paragraph under "Specified Investments -- Elmwood III Apartments -- ATCT Series I Investment" in Supplement No. 3 with respect to such investment is restated as follows:

> "ATCT Series I expects that, upon withdrawal of the current limited partner from the Elmwood Local Partnership, ATCT Series I will acquire a 99% interest in the Elmwood Local Partnership by making a capital contribution to the Elmwood Local Partnership of approximately $1,523,000 (net of any Acquisition Fee and Acquisition Expense Allowance payable to the Manager) payable as follows: (a) payment of approximately $523,000 when ATCT Series I is admitted to the Elmwood Local Partnership, (b) payment of approximately $100,000 on January 2, 1995 to establish an operating deficit account for the benefit of the property, (c) payment of $400,000 upon completion of construction of all of the units in the Elmwood Complex, (d) payment of approximately $200,000 upon receipt of the final Housing Tax Credit certification from the accountants and receipt of Form 8609, and (e) payment of approximately $300,000 upon the achievement of breakeven operations of the Elmwood Complex."

Additional Identified Investment

ATCT Series I has identified for investment a Local Partnership Interest in the following Local Partnership in addition to the Local Partnerships previously identified in Supplement No. 1 and Supplement No. 3.

THE IDENTIFICATION OF THE INVESTMENT DESCRIBED BELOW IS PRELIMINARY ONLY AND IS SUBJECT TO SATISFACTION OF SIGNIFICANT CONDITIONS PRECEDENT AND SUBSEQUENT INCLUDING, BUT NOT LIMITED TO, RECEIPT AND APPROVAL OF MORTGAGE LOAN FINANCING, RENTAL ASSISTANCE, FINAL TAX CREDIT ALLOCATIONS, GOVERNMENTAL APPROVAL OF PROPERTY TRANSFER AND/OR COMPLETION OF PROPERTY ACQUISITION. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE INVESTMENT WILL BE MADE IN ACCORDANCE WITH THE TERMS DESCRIBED BELOW OR THAT IT WILL BE MADE AT ALL. INVESTORS SHOULD NOT BASE THEIR DECISION TO INVEST IN ATCT SERIES I ON THE ASSUMPTION THAT THE IDENTIFIED INVESTMENT WILL BE MADE OR THAT IT WILL BE MADE IN ACCORDANCE WITH THE TERMS OR THE DESCRIPTION SET FORTH BELOW.

Additional Local Partnerships will be identified in further supplements to the Prospectus during the ATCT Series I Offering Period when the Manager believes there is a reasonable probability of investment in such Local Partnerships. As to all anticipated investments, in all circumstances, descriptions of the Local Partnerships and corresponding Apartment Complexes are and will be made in reliance on representations of the Local General Partners and expressions of their intent regarding the acquisition, development, financing and operation of Apartment Complexes, which representations and expressions may not have been independently verified by the Manager.

LEDGE/MCLAREN APARTMENTS
Nashua, New Hampshire

ATCT Series I has entered into a letter of intent with the Ledge/McLaren Local Partnership to acquire a 99% limited partnership interest in the Ledge/McLaren Local Partnership as described below. As of the date of this Supplement, no other agreements have been entered into by ATCT Series I relating to the Ledge/McLaren Local Partnership or the Ledge/McLaren Apartments (the "Ledge/McLaren Complex"). ATCT Series I has been informed that the Ledge/McLaren Local Partnership has received a 1994 Housing Tax Credit Reservation from the New Hampshire Housing Finance Agency in the amount of $496,340 ($49,634 per year) over a 10 year period. It is anticipated that the Ledge/McLaren Local Partnership will receive an additional allocation of Housing Tax Credits, such that the final amount of Housing Tax Credits will be $600,000 ($60,000 per year) over a ten year period. See "Housing Tax Credits" below in this description. In the event the Ledge/McLaren Local Partnership does not receive the final reservation of Housing Tax Credits or the financing as described below, ATCT Series I may not acquire an interest in the Ledge/McLaren Local Partnership, or the interest may be acquired on substantially different terms than described below.

Description of the Property. The Ledge/McLaren Complex consists of 8 apartment units which are contained in two two-story buildings. The buildings are of wood frame construction with vinyl siding exterior and pitched asphalt shingled roofs. The Ledge/McLaren Complex has laundry facilities and a courtyard with a child play area.

The following is a breakdown of the apartment units contained in the Ledge/McLaren Complex and the anticipated rental rates for leases commencing in 1995:

Apartment Type	Number of Units	Approximate Square Footage	Anticipated Monthly Rent
3 BR	8	1,100-1,180	$550

Rehabilitation of the Ledge/McLaren complex began in December 1994, and is expected to be completed by June 1995.

Local General Partner. The Local General Partner is expected to be First Equity Partners, Inc.., a New Hampshire Corporation with its principal place of business located in Manchester, NH. First Equity Partners, Inc. was formed for the purpose of developing and operating multi-family housing properties and commercial properties. Mr. Christopher Finlay, founder of First Equity Partners, Inc., has been involved in commercial real estate brokerage, real estate appraisal, property auctions and property management for the past twenty years. Mr. Finlay's prior experience includes serving as President and CEO of Finlay Commercial Real Estate, Inc., which became the

largest commercial brokerage firm in the state of New Hampshire with eight offices and over sixty commercial brokers.

Management Agent. It is anticipated that the Management Agent for the Ledge/McLaren Complex will be Finlay Property Management, a division of Finlay Real Estate Services, Inc. Finlay Real Estate Services, Inc. provides property management services for both commercial buildings and multi-family properties and is currently managing over 100 properties. Finlay Property Management currently manages approximately 500 multi-family apartment units.

Community Profile. The Ledge/McLaren Complex is located on approximately 0.5 acres on the corner of Ledge Street and McLaren Street in a single family and multiple family residential neighborhood in Nashua, New Hampshire. Nashua is located in southern New Hampshire approximately 15 miles south of Manchester, NH and 40 miles northwest of Boston, MA. The site offers access north and south on U.S. Highway 3.

ATCT Series I Investment. The Ledge/McLaren Local Partnership will acquire the land and existing structures for approximately $60,445. Aggregate development costs, including the purchase price of the land and existing buildings, are estimated by the Local General Partner to be approximately $810,924. Development cost estimates are contained in a budget submitted to and reviewed by the New Hampshire Housing Finance Agency in connection with the application for an allocation of Housing Tax Credits to the Ledge/McLaren Local Partnership. The amount of the Property Development Fee payable by the Ledge/McLaren Local Partnership to the Local General Partner or its Affiliate(s) will be dependent upon the actual cost of rehabilitation of the property and, therefore, cannot be finally determined until actual rehabilitation costs are determined. However, it is anticipated that a substantial portion of the capital contribution by ATCT Series I to the Ledge/McLaren Local Partnership may be paid as the Property Development Fee. Such amount is included in the estimated development costs of the Ledge/McLaren Complex.

ATCT Series I expects that, upon the withdrawal of the current limited partner from the Ledge/McLaren Local Partnership, ATCT Series I will acquire a 99% limited partnership interest in the Ledge/McLaren Local Partnership by making a capital contribution to the Ledge/McLaren Local Partnership of approximately $332,640 (net of any Acquisition Fee and Acquisition Expense Allowance payable to the Manager), payable generally as follows: (a) payment of approximately $150,171 when ATCT Series I is admitted to the Ledge/McLaren Local Partnership, (b) payment of approximately $70,000 upon completion of construction of the units in the Ledge/McLaren Complex, and (c) payment of approximately $112,469 upon achievement of breakeven operations.

It is expected that the Local Partnership Agreement will provide for (i) adjustment of the capital contribution by ATCT Series I in the Ledge/McLaren Local Partnership such that the capital contribution of ATCT Series I is equal to a predetermined percentage of the finally determined amount of Housing Tax Credits, and (ii) reimbursement of ATCT Series I by the Local General Partner for recapture of Housing Tax Credits caused by the occurrence of certain events and payment to ATCT Series I from Operating Cash Flow or Sale or Refinancing Proceeds, if any, for recapture of Housing Tax Credits caused by the occurrence of certain other events. It is also expected that the Local General Partner will agree to purchase the aggregate interest in the Ledge/McLaren Local Partnership from ATCT Series I for an amount equal to the capital contribution by ATCT Series I to the Ledge/McLaren Local Partnership, at the option of ATCT Series I, if completion of the development of the Ledge/McLaren Complex or certain other events do not occur in a timely manner.

It is expected that an aggregate Acquisition Fee and Acquisition Expense Allowance in an amount less than $30,943 will be paid by the Ledge/McLaren Local Partnership to the Manager.

Financing. It is anticipated that the Ledge/McLaren Local Partnership will receive a permanent first mortgage loan from the New Hampshire Housing Finance Agency in the amount of $175,000, fully amortizing over a term of 30 years, which will bear interest at 7.00% per annum. It is also anticipated that the Ledge/McLaren Local Partnership will receive a second mortgage HOME loan from the New Hampshire Housing Finance Agency in the amount of $279,000 for a term of 30 years which will bear interest at 2.00% per annum, but will only be payable out of 50% of the available cash flow.

Structure of Acquisition. Profits, losses and available credits are expected to be allocated 99% to ATCT Series I and 1% to the Local General Partner. Operating Cash Flow, to the extent available, is expected to be

distributed 99% to ATCT Series I and 1% to the Local General Partner, after payment of (i) operating deficit loans, (ii) an annual priority distribution of $750 to ATCT Series I and (iii) an annual administration fee payable to the Local General Partner of up to 50% of Operating Cash Flow. Sale or Refinancing Proceeds remaining after (i) payment of all of the debts of the Ledge/McLaren Local Partnership (including operating deficit loans), and (ii) establishment of reserves, are expected to be distributed 99% to ATCT Series I and 1% to the Local General Partner until ATCT Series I has received an amount equal to its capital contribution to the Ledge/McLaren Local Partnership and thereafter 50% to the Local General Partner and 50% to ATCT Series I. It is expected that the Local General Partner will guarantee payment to ATCT Series I of up to $750 per year from Operating Cash Flow from the Ledge/McLaren Local Partnership, provided that any amounts paid pursuant to such guarantee will be treated as operating deficit loans.

Operating Deficit Loans. It is anticipated that the Local General Partner will fund, without limitation as to amount, operating deficits which may occur during the period commencing with achievement of breakeven operations of the Ledge/McLaren Complex and ending at the conclusion of the Compliance Period. The operating deficit loans will be repaid from 50% of Operating Cash Flow of the Ledge/McLaren Local Partnership, or out of available Sale or Refinancing Proceeds. There can be no assurance that the Local General Partner will be able to comply with its obligation to make operating deficit loans, if the Ledge/McLaren Local Partnership experiences an operating deficit. The Local General Partner's inability to comply with such obligations could constitute or cause a default under a mortgage or other agreement concerning the Ledge/McLaren Local Partnership, which default could result in recapture of Housing Tax Credits. See "Risk Factors--Investment Risks--Reliance on Local General Partners" in the Prospectus.

Housing Tax Credits. ATCT Series I has been informed that the Ledge/McLaren Local Partnership has received a 1994 Housing Tax Credit reservation from the New Hampshire Housing Finance Agency in the amount of approximately $496,340 ($49,634 per year) over a 10 year period. Such reservation was based upon the submission by the Local General Partner of a projected development budget and the anticipated eligible basis of the Ledge/McLaren Complex. It is expected that the Ledge/McLaren Local Partnership will receive an additional allocation of Housing Tax Credits, such that the final amount of Housing Tax Credits will be $600,000 ($60,000 per year) over a ten year period. The actual Housing Tax Credits generated by the Ledge/McLaren Complex will depend upon the final determination by the accountants, after completion of construction, of the actual development cost and the eligible basis of the Ledge/McLaren Complex.

Insurance. The Local General Partner, on behalf of the Ledge/McLaren Local Partnership, will be obligated to obtain and maintain insurance for the Ledge/McLaren Complex in amounts of coverage approved by ATCT Series I. There can be no assurance that, in the event of any particular occurrence, the amount of insurance or the scope of coverage will be adequate.

AMERICAN TAX CREDIT TRUST,
A Delaware statutory business trust
SERIES I

STICKER SUPPLEMENT DATED DECEMBER 28, 1994 TO PROSPECTUS DATED SEPTEMBER 7, 1993

This Sticker Supplement forms a part of, and should be read in conjunction with, the Prospectus of the Trust dated September 7, 1993, as supplemented by Supplement No. 1 to the Prospectus dated September 7, 1993, Supplement No. 2 to the Prospectus dated November 16, 1993, Supplement No. 3 to the Prospectus, dated November 23, 1994 and Supplement No. 4 to the Prospectus, dated December 27, 1994. Capitalized terms used and not defined herein have the meanings assigned to them in the Prospectus.

Supplement No. 1 to the Prospectus dated September 7, 1993, commenced the offering of Series I of the Trust and identified six Local Partnership Interests in which the Trust then currently anticipated investing on behalf of Series I of the Trust. Supplement No. 2 changed the definition of terms relating to the Second Funding Date, Acquisition Fees and Acquisition Allowance. Supplement No. 3 identified four properties in which the Trust then currently anticipated investing on behalf of Series I of the Trust. Supplement No. 4 identifies one property in which the Trust currently anticipates investing on behalf of Series I of the Trust.